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                                                                Exhibit (a) (4)


                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                           HASKEL INTERNATIONAL, INC.

                                       AT

                          $12.90 NET PER SHARE IN CASH

                                       BY

                           HI MERGER SUBSIDIARY INC.
                           A WHOLLY-OWNED SUBSIDIARY

                                       OF

                                HI HOLDINGS INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON MONDAY, APRIL 19, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                  March 22, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been appointed by HI Merger Subsidiary Inc., a California corporation (the "Purchaser") and a wholly-owned subsidiary of HI Holdings Inc., a Delaware corporation ("Parent"), to act as information agent in connection with the Purchaser's offer to purchase all of the outstanding shares of common stock, no par value per share (the "Shares"), of Haskel International, Inc., a California corporation (the "Company"), at a price of $12.90 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 22, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer"), copies of which are enclosed herewith. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of March 15, 1999 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the "Merger").

     Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES, WHICH, TOGETHER WITH THE SHARES THEN OWNED DIRECTLY OR INDIRECTLY BY PURCHASER, WOULD CONSTITUTE NOT LESS THAN NINETY PERCENT (90%) OF EACH CLASS OF THE SHARES THEN OUTSTANDING, AND (II) THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER AND THE COMPANY TO CONSUMMATE THE OFFER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.
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     Enclosed herewith for your information and for forwarding to your clients are copies of the following documents:

1.  The Offer to Purchase;

2. The Letter of Transmittal to be used by stockholders of the Company in accepting the Offer. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares;

3. The Letter to Stockholders of the Company from the Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the Securities and Exchange Commission and mailed to the stockholders of the Company;

4. A printed form of letter which may be sent to your clients for whose account you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

5. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available, or if such certificates and all other required documents cannot be delivered to American Stock Transfer & Trust Company (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase), or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7.  A return envelope addressed to the Depositary.

     Please note the following:

1. The tender price is $12.90 per Share, net to you in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

2. The Board of Directors of the Company, by the unanimous vote of all directors present (with R. Malcolm Greaves and Terrence A. Noonan absent during the vote), has approved the Offer and the Merger (as defined below) and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and recommends that the stockholders of the Company accept the Offer and tender their Shares.

3.  The Offer is being made for all outstanding Shares.

4. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Monday, April 19, 1999, unless the Offer is extended in accordance with the terms of the Merger Agreement.

5. The Offer is being made pursuant to the Merger Agreement. In the Merger, each issued and outstanding Share (other than Shares owned directly or indirectly by the Parent, Purchaser or any of their subsidiaries or by the Company as treasury stock, or by stockholders, if any, who are entitled to and who properly exercise rights of appraisal (if any) under California law) will be converted into the right to receive $12.90 per Share, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

6. The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer such number of Shares which, together with the Shares then owned directly or indirectly by Purchaser, would constitute not less than ninety percent (90%) of each class of Shares then outstanding, and (2) the satisfaction or waiver of certain conditions to the obligations of the Purchaser and the Company to consummate the Offer and the transactions contemplated by the Merger Agreement.
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7.  Parent and the Purchaser have entered into a Shareholder Agreement, dated as of March 15, 1999 (as amended as of March 18, 1999), with certain principal stockholders of the Company (the "Stockholders"), pursuant to which the Stockholders have agreed to tender into the Offer all the Shares that such Stockholder owns, so long as the Board of Directors of the Company, Parent or Purchaser has not terminated the Merger Agreement. These Shares represent approximately 32.4% of the outstanding Shares as of March 10, 1999.

8. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is provided or unless required taxpayer identification information is provided. See Instruction 9 of the Letter of Transmittal.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 19, 1999, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares) into the account maintained by the Depositary at the Depository Trust Company, (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or Book Entry Confirmations into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If holders of Shares wish to tender shares, but it is impracticable for them to forward their Share certificates or other required documents on or prior to the Expiration Date (as defined in the Offer to Purchase) or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     Neither the Purchaser nor the Parent will pay any commissions or fees to any broker, dealer or other person (other than the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred and documented by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent, at its address and telephone number set forth on the back cover of the Offer to Purchase.

                                             Very truly yours,

                                             Georgeson & Company Inc. [LOGO]

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.